Exhibit 10.39

PIPER JAFFRAY COMPANIES

EQUITY CONSIDERATION RESTRICTED STOCK AGREEMENT
(Relating to the issuance of Piper Jaffray Companies Common Stock under the Merger Agreement as described below)

Name of Recipient: Jonathan J. Doyle
Number of Shares Covered: 162,155
Vesting Schedule: Subject to the terms of this Agreement (including satisfaction of the vesting conditions), the Restricted Shares covered by this Agreement will vest in Recipient ratably on the first, second, and third anniversaries of the Date of Issuance (i.e., 33% on the first (1st) anniversary, 33% on the second (2nd) anniversary, and 34% on the third (3rd) anniversary).

This is an Equity Consideration Restricted Stock Agreement (this “Agreement”) between Piper Jaffray Companies, a Delaware corporation (the “Company”), and the above-named individual (“Recipient”). This Agreement is being entered into by the Company and Recipient pursuant to that certain Agreement and Plans of Merger (the “Merger Agreement”), dated July 9, 2019, by and among the Company, SOP Holdings, LLC (“Sandler”), and other related entities and persons. Recipient, in Recipient’s capacity as a beneficial owner of Class A Units or Class C Units, as applicable, is entitled to receive the Equity Consideration in respect of certain of Recipient’s Class A Units or Class C Units, as applicable, pursuant to Section 2.07(c) of the Merger Agreement. The Restricted Shares (as defined below) are being granted to Recipient in satisfaction of the Company’s obligations to Recipient under Section 2.07(c) of the Merger Agreement. All capitalized terms used but not defined herein shall be defined as in the Merger Agreement to the extent defined therein.

As used herein, the terms “Affiliate,” “Cause,” “Client,” “Designated Field,” “Investment Banking,” “Good Reason,” and “Restricted Territory” shall have the meanings given in Recipient’s offer letter outlining the terms of employment with the Company following the Closing.

The Company and Recipient hereby agree as follows:

Terms and Conditions
1.Issuance of Restricted Shares
(a)The Merger Agreement provides that “Equity Consideration” consisting of shares of the common stock, par value $0.01 per share, of the Company, will be issued to Recipient as of the Closing Date (the date of such issuance, the “Date of Issuance”), upon and subject to the terms and conditions of this Agreement and the Merger Agreement. Any and all of such shares, when and if issued pursuant to the Merger Agreement, shall automatically be subject to the restrictions provided for in this Agreement and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.” Recipient and the Company acknowledge that (i) this Agreement will be binding immediately upon its execution, but, notwithstanding any provision of this Agreement to the contrary, this Agreement will not be effective or operative until the Date of Issuance (except for Section 3 of this Agreement, which shall be effective immediately), (ii) if the Merger Agreement is terminated prior to the Closing pursuant to its terms, Recipient shall have no right to any Restricted Shares and this Agreement will not become effective and all of the terms and provisions of this Agreement shall be null and void, (iii) the Restricted Shares will not be issued, even if the Closing occurs, if Recipient’s employment with Sandler is terminated prior to the Date of Issuance except as provided in the immediately subsequent clause (iv), and (iv) if prior to the Date of Issuance (x) a Senior Managing Principal of Sandler and the Chief Executive Officer of the Company mutually agree to terminate the employment of Recipient effective prior to or on the Closing Date and any such termination was not for Cause or (y) the employment of Recipient is terminated due to death or disability, the Restricted Shares shall be granted on the Date of Issuance and, notwithstanding anything to the contrary in this Agreement, the Restricted Shares shall be fully vested and unrestricted on the Date of Issuance.
(b)The Restricted Shares will be reserved with the Company’s transfer agent and records of the grant will be maintained by the Company’s long-term incentive plan administrator. All restrictions provided for in this Agreement will apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share. Any dividends or distributions payable or distributable with respect to or in exchange for outstanding but unvested Restricted Shares shall be held by the Company (or its designated agent) for the benefit of Recipient subject to the same restrictions, vesting conditions and other terms of this

Agreement to which the underlying unvested Restricted Shares are subject. At the time any of the underlying Restricted Shares vest, the Company shall cause to be delivered to Recipient (without interest) the portion of such retained dividends and distributions that relate to such vesting Restricted Shares. Unless otherwise expressly permitted by the Company, the Restricted Shares may not (until such Restricted Shares have vested in Recipient in accordance with all terms and conditions of this Agreement) be assigned or transferred other than by will or the laws of descent and distribution and shall not be subject to pledge, hypothecation, execution, attachment or similar process. Each Restricted Share will remain restricted and subject to cancellation unless and until that Restricted Share has vested in Recipient in accordance with all of the terms and conditions of this Agreement. Each book entry (or stock certificate if requested by Recipient) evidencing any Restricted Share shall contain such notations or legends and stock transfer instructions or limitations as specified in Section 9 of this Agreement and as may be determined or authorized by the Company consistent with the terms of this Agreement. If a certificate evidencing any Restricted Share is requested by Recipient prior to vesting of such Restricted Shares, the Company may, in its sole discretion, retain custody of the certificate until vesting and require, as a condition to issuing a certificate prior to vesting, that Recipient tender to the Company a stock power duly executed in blank relating to such custody.
2.Restrictive Covenants.
(a)As consideration to the Company for entering into the Merger Agreement and to further ensure that the Company receives the expected benefits of acquiring Sandler, throughout the periods provided below, Recipient agrees to the restrictive covenants set forth below:
(i)If Recipient’s employment terminates for any reason, Recipient agrees that Recipient shall not become an employee of, or a consultant to, or otherwise engage (including as a director, partner, agent, or advisor) in any business, enterprise, or activity that competes with the Company or its Affiliates in (A) Investment Banking in the Restricted Territory for a period ending on the first to occur of (1) the fifth (5th) anniversary of the Closing Date and (2) the first (1st) anniversary of the date of Recipient’s termination of employment by the Company without Cause (but not your termination with or without Good Reason) and (B) a Designated Field in the Restricted Territory for a period ending on the first to occur of (1) the third (3rd) anniversary of the Closing Date and (2) the first (1st) anniversary of the date of the Recipient’s termination of employment by the Company without Cause (but not your termination with or without Good Reason); provided, however, that notwithstanding anything to the contrary, in the case of a termination of Recipient’s employment for Good Reason, if he fails to comply with the foregoing noncompetition covenant after the first (1st) anniversary of his date of termination, the Company’s sole remedy for an alleged violation shall be to seek injunctive relief. In all events, the Designated Field noncompete covenant shall terminate on the third (3rd) anniversary of the Closing Date and the Investment Banking noncompete covenant shall terminate on the fifth (5th) anniversary of the Closing Date and shall have no further force and effect. Notwithstanding the foregoing, nothing in this Agreement shall prevent (x) Recipient’s ownership of a passive investment interest of no more than five percent (5%) in a publicly traded company, (y) Recipient’s management of Recipient’s personal investments, including through Recipient’s own family office, to the extent that such investments do not compete with the Company or its Affiliates in any Designated Field or Investment Banking in the Restricted Territory or (z) Recipient’s engaging in a Designated Field after the third (3rd) anniversary of the Closing Date, including through a business or enterprise that primarily engages in a Designated Field but that also has an investment bank subsidiary or division that provides services in Investment Banking that compete with the Company or its Affiliates, as long as Recipient does not provide services to such subsidiary or division.
(ii)Recipient agrees that during Recipient’s employment and for the period ending on the first (1st) to occur of (A) the fifth (5th) anniversary of the Closing Date and (B) the date that is twelve (12) months after the date of Recipient’s termination of employment for any reason, Recipient will not, directly or indirectly, solicit or assist in the solicitation of Clients in the Restricted Territory for a firm other than the Company and its Affiliates to provide services comparable to those services provided by the Company. In all events, this covenant shall terminate on the fifth (5th) anniversary of the Closing Date and shall have no further force and effect.
(iii)Recipient agrees that during Recipient’s employment and for the twelve (12)-month period following the date of Recipient’s termination of employment for any reason, Recipient will not, directly or indirectly, alone or in concert with others, hire or attempt to hire any person who is, on the date of termination of Recipient’s employment, an employee, an individual consultant or individual contractor of the Company or who was an employee, individual consultant or individual contractor of the Company or Sandler during the twelve (12)-months prior to the date of Recipient’s termination. Recipient also agrees that during this period Recipient will not, directly or indirectly, encourage or induce any employee, individual consultant or individual contractor of the Company to cease providing services to the Company (other than general solicitations not specifically targeted at any such persons). References herein to an “individual consultant” or “individual contractor” shall refer to individuals who provide professional services exclusively to the Company or Sandler for more than a limited period of time.

(b)Recipient hereby voluntarily agrees to accept the terms of the restrictive covenants provided in Section 2(a) of this Agreement (the “Restrictive Covenants”), and agrees that such Restrictive Covenants are reasonable and equitable under the circumstances, and reasonable with respect to their scope, duration and geographic area. Recipient acknowledges and agrees that the consideration, including the Restricted Shares, that the Company has offered Recipient in connection with the Mergers is sufficient consideration for Recipient’s agreement to these Restrictive Covenants and further acknowledges and agrees that such Restricted Covenants be valid, legal and enforceable.
3.Representations and Warranties related to the Merger Agreement
Recipient represents and warrants to the Company, as of the date hereof and as of the Date of Issuance, as follows:
(a)Recipient is acquiring the Restricted Shares for Recipient’s own account for investment purposes only and not with a current view to, or for resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Securities Act”).
(b)Recipient is aware of the provisions of Rule 144 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of the issuer) in a nonpublic offering subject to the satisfaction of certain conditions.
(c)Recipient understands that the Restricted Shares have not been registered under any state, federal, or other securities laws, nor has any prospectus been filed with respect thereto, and that such shares may not be offered or sold without compliance with applicable securities laws, whether through registration of the offer and sale of such shares, the filing of, and obtaining of a final receipt for, a prospectus in respect of such offer and sale of such shares, or in reliance upon one or more exemptions from registration or prospectus requirements available under applicable securities laws.
(d)Recipient is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and, if a citizen or resident of any member state of the European Union, a “qualified investor” as defined in the Prospectus Directive.
(e)Recipient has such knowledge and experience in financial, tax, and business matters in general, and investments in securities in particular, that Recipient is capable of evaluating the merits and risks relating to Recipient’s acquisition of the Restricted Shares and making an informed investment decision with respect to such acquisition. Recipient has been provided the opportunity to ask questions and receive answers concerning the Company and the transaction in which Restricted Shares are being issued, and to obtain any other information Recipient deems necessary to verify the accuracy of the information provided to Recipient; and has otherwise acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire the Restricted Shares.
(f)Recipient shall immediately notify the Company if any of the representations and warranties in this Section 3 cease to be true and correct in all respects at any time prior to the Date of Issuance.

4.Vesting
(a)Generally: Subject to the other provisions of this Section 4 and Section 6 of this Agreement, so long as Recipient remains continuously employed (including during the continuance of any leave of absence as approved by the Company or an Affiliate) by the Company or an Affiliate, then the Restricted Shares will vest as provided for in the Vesting Schedule at the beginning of this Agreement.
(b)Event of Death: If Recipient’s employment by the Company or an Affiliate terminates because of Recipient’s death, then the unvested Restricted Shares will immediately and automatically vest in full.
(c)Event of Long-Term Disability: If Recipient’s employment by the Company or an Affiliate terminates because of Recipient’s long-term disability (as defined in the Company’s long-term disability plan), then the unvested Restricted Shares will immediately and automatically vest in full.
(d)Termination without Cause or Resignation for Good Reason: Upon a a termination of the Recipient’s employment by the Company without Cause or a resignation by the Recipient for Good Reason, the unvested Restricted Shares will vest on the regularly scheduled vesting dates as provided for in the Vesting Schedule at the beginning of this Agreement, subject to

Recipient’s continued compliance in all material respects with the Restrictive Covenants through the date of expiration applicable on a termination without Cause (even if such termination is a termination by Recipient for Good Reason).
(e)Termination for Cause or Resignation Without Good Reason: If Recipient’s employment with the Company or an Affiliate is terminated by the Company for Cause or is terminated by Recipient without Good Reason, then the unvested Restricted Shares will immediately cease vesting and be cancelled in accordance with Section 6 of this Agreement.
(f)Change in Control: If a Change in Control (as defined in the Piper Jaffray 2003 Annual and Long-Term Incentive Plan, as amended and restated, as in effect on the date hereof, provided, however, that “Change in Control” shall not include an acquisition of beneficial ownership by BlackRock, Inc. or The Vanguard Group, Inc. above the applicable thresholds set forth in Section (i) of such definition) occurs, then the unvested Restricted Shares shall vest in full immediately and automatically upon such Change in Control.
(g)Company Discretion: Notwithstanding any other provision of this Agreement to the contrary, the Company may, in its sole discretion, declare at any time that the unvested Restricted Shares, or any portion thereof, shall vest immediately or, to the extent they otherwise would be cancelled, shall vest in the numbers and on such dates as the Company may determine in its sole discretion.
5.Effect of Vesting
Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to cancellation or forfeiture (nor will any certificates representing them be subject to return) as provided in Section 6 of this Agreement. Promptly after vesting, the Company will deliver to Recipient the Restricted Shares that have vested, either (a) in a brokerage account held by Recipient in connection with Recipient’s employment with the Company, or (b) if Recipient holds no such account, as evidenced by a book entry made in the records of the Company’s transfer agent in the name of Recipient with a notice of issuance provided to Recipient (unless Recipient requests a certificate evidencing such shares).
6.Cancellation of Unvested Restricted Shares; Recourse for Merger Agreement Obligations
If (a) Recipient attempts to pledge, encumber, assign, transfer or otherwise dispose of any of the Restricted Shares or the Restricted Shares become subject to attachment or any similar involuntary process in violation of this Agreement, in each case prior to vesting and except as permitted by Section 1(b) of this Agreement, (b) Recipient’s employment with the Company or an Affiliate terminates for Cause or is terminated by Recipient without Good Reason, or (c) Recipient breaches any of the Restrictive Covenants to the extent applicable following a termination of the Recipient’s employment without Cause or a resignation by the Recipient for Good Reason, then, except as provided in Section 2(a)(i), any Restricted Shares that have not previously vested shall cease to vest and shall be cancelled immediately, Recipient shall thereafter have no right, title or interest whatsoever in such unvested Restricted Shares, and, if the Company does not have custody of any and all certificates representing Restricted Shares so cancelled, Recipient shall immediately return to the Company any and all certificates representing Restricted Shares so cancelled.
7.Stockholder Rights
As of the Date of Issuance, Recipient shall have all of the rights of a holder the Company’s common stock (including voting rights) with respect to the Restricted Shares, except as otherwise specifically provided in this Agreement.
8. 83(b) Election; Tax Treatment
No later than thirty (30) days following the Date of Issuance, Recipient shall file an election under Section 83(b) of the Code with respect to the Restricted Shares substantially in the form attached hereto as Annex A. The parties agree to treat the Company’s acquisition of Holdings Units for tax purposes (a) in the same manner as the transaction described in Revenue Ruling 99-6, Situation 2, and with respect to the Holding Units exchanged for the Restricted Shares in the same manner as Revenue Ruling 2007-49, Situation 3, and the Company agrees that the fair market value of the Holding Units is equal to the fair market value of the Restricted Shares received in exchange therefor, (b) as a sale or disposition of property to which Section 1001 of the Code applies and (c) as “closed,” including with respect to the Restricted Shares, which shall not be subject to withholding or reportable as taxable income upon any future vesting event. The Company shall file or cause to be filed all tax returns and issue all reporting forms in a manner consistent with the foregoing treatment and shall not make any inconsistent statement or adjustment on any tax return or during the course of any tax-related matter, or otherwise take any tax position inconsistent with such treatment.
9.Restrictive Legends and Stop-Transfer Orders

(a)Legends. The book entry or certificate representing the Restricted Shares shall initially contain a notation or bear the following legends noting the existence of the restrictions and the Company’s rights to reacquire the Restricted Shares set forth in this Agreement:
1.    THE SHARES REPRESENTED BY THIS [BOOK ENTRY] [CERTIFICATE] MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
2.    THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FEDERAL, STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS THEREOF UNDER SUCH LAWS, OR (ii) IF, IN THE OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.
On the twelve (12) month anniversary of the Closing Date, the Company shall take all action necessary or advisable (including delivery of customary legal opinions and instruction letters) to cause the legend set forth in the item 2 above to be removed or replaced such that the book entry or certificate representing such Restricted Shares shall no longer contain the legend set forth in item 2 above or any other legend to the effect that such Restricted Shares have not been registered under any federal, state or other securities laws or are subject to limitations on transfer. Upon the date of vesting of the Restricted Shares, the Company shall take all action necessary or advisable to cause the legend set forth in item 1 above to be removed with respect to the applicable vested Restricted Shares such that the book entry or certificate representing such Restricted Shares shall no longer contain the legend set forth in item 1 above or any other legend to the effect that such Restricted Shares are subject to the terms of this Agreement.
(b)Stop-Transfer Notices. Recipient agrees that, to ensure compliance with the restrictions referred to herein, until the occurrence of the twelve (12) month anniversary of the Closing Date and the vesting of the Restricted Shares, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(c)Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.
(d)Rule 144 Requirements. For so long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company covenants that it will file all reports required to be filed by it under Section 13 or 15(d) of the Exchange Act. For so long as the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it will, upon the request of Recipient, as promptly as reasonably practicable after the receipt of such a request, take such action as necessary to comply with Rule 144(c)(ii) under the Securities Act, in each case, so as to enable Recipient to sell any vested Restricted Shares pursuant to Rule 144 under the Securities Act, as such Rule may be amended from time to time (or any successor rule).
10.Binding Effect
This Agreement shall be binding in all respects on the heirs, administrators, representatives, executors and successors of Recipient, and on the Company and its successors and assigns.
11.Choice of Law
This Agreement and the relationship between the parties shall be governed by the laws of the State of Delaware, without giving effect to choice-of-law principles.
12.WAIVER OF JURY TRIAL
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTACT, TORT, OR

OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
13.Entire Agreement
This Agreement and the Merger Agreement and the other documents referenced herein or therein together set forth the entire agreement and understanding of the parties hereto with respect to these Restricted Shares and supersede all prior agreements, arrangements, plans, and understandings relating to these Restricted Shares.
14.Amendment and Waiver
This Agreement may be amended, modified, or canceled only by a written instrument executed by the parties. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any other act other than that specifically waived.
15.Fairness
By executing this Agreement, Recipient agrees to be bound by this Agreement, including, without limitation, the terms and conditions specifying the circumstances under which the Restricted Shares shall cease to vest and shall be cancelled. Recipient further acknowledges and agrees that such terms and conditions are fair and reasonable in light of the circumstances under which the Restricted Shares are being issued.

[Signature Pages Follow]

IN WITNESS WHEREOF, Recipient has executed this Agreement as of the date first set forth above.

IMPORTANT ACKNOWLEDGEMENT: By signing this Agreement, Recipient voluntarily elects to receive and accept the Restricted Shares subject to all of the terms and conditions set forth in this Agreement, and specifically acknowledges and agrees that the Restricted Shares may cease to vest and be cancelled under certain circumstances, as specified in Section 6 of this Agreement. Recipient also acknowledges and agrees that such terms and conditions are fair and reasonable under the circumstances.

RECIPIENT

/s/ Jonathan J. Doyle
Jonathan J. Doyle

IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first set forth above.

PIPER JAFFRAY COMPANIES

/s/ Chad R. Abraham
By: Chad R. Abraham
Its: Chief Executive Officer